Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

CUENTAS INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities*

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit (1)		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Shares of common stock underlying Purchase Warrants	457(g)	291,375	(2)	$4.72	(3)	$1,375.290	0.00011020	$151.56
Fees to Be Paid	Equity	Shares of common stock underlying Placement Agent Warrants	457(g)	20,396	(2)	$4.72	(3)	$96,269.12	0.00011020	$10.61
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$1,471,559.10		162.17
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Based upon the average of the high and low price of a share of common stock on The NASDAQ Capital Market on July 27, 2023.

Table 2: Fee Offset Claims and Sources

N/A